Exhibit (p)(22)

MERK INVESTMENTS LLC

Code of Ethics
10/30/09

Introduction

In our efforts to ensure that Merk Investments LLC (“MILLC” or the “Firm”) develops and maintains a reputation for integrity and high ethical standards, it is essential not only that MILLC and its employees comply with relevant federal and state securities laws, but also that we maintain high standards of personal and professional conduct.  MILLC’s Code of Ethics (the “Code”) is designed to help ensure that we conduct our business consistent with these high standards.

The policies and procedures set forth in the Code apply to all employees of MILLC.  Failure to comply with the Code may result in disciplinary action, including termination of employment.

MILLC is an SEC registered investment advisory firm, which manages the following mutual funds: Merk Hard Currency Fund, Merk Asian Currency Fund, and the Merk Absolute Return Currency Fund (collectively referred to as the “Merk Mutual Funds” or the “Funds”).

Purpose and Application

This Code Of Ethics supercedes all other Code of Ethics and is a codification of standards that is reasonably designed to comply with SEC Final Rule IA-2256, deter wrongdoing and to promote:

a.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; and

b.	Full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by Merk Investments LLC (“MILLC” or the “Firm”) and other public communications made; and

c.	Compliance with all applicable governmental rules and regulations; and

d.	The prompt internal reporting of code violations to an appropriate person or persons identified in this Code of Ethics; and

e.	Accountability for adherence to the Code of Ethics; and

f.	A culture of honesty and accountability.

Failure to comply with this Code is a very serious matter and may result in disciplinary action, including, among other things, monetary fines, disgorgement of profits, and suspension or termination of employment.

Definitions

Access Person:  An Access Person shall include all directors and officers of MILLC.  An access person shall also include employees of MILLC as well as any other person who provide advice on behalf of the adviser or is subject to MILLC’s supervision and control, who have access to non public information regarding client’s purchase or sale of securities, or non public information regarding the portfolio holdings of any fund the adviser manages, is involved in making securities recommendations to clients, or has access to such recommendations that are non public.

Covered Securities: Covered Securities shall include any stock, bond, future, investment contract or any other instrument defined as a “security” as in Section 2(a)(36) of the Investment Advisers Act.  However a covered security shall not include the following:
(1)	direct obligations of the Government of the United States.
(2)	bankers’ acceptances and bank certificates of deposit.
(3)
commercial paper and debt instruments with a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a nationally recognized statistical rating organization including repurchase agreements.

(4)	shares issued by money market funds.
(5)	transactions and holdings in shares of other types of mutual funds, unless the Firm or a control affiliate of the Firm acts as the investment adviser or principal underwriter for such fund.
(6)	transactions in units of a unit investment trust if the unit investments trust is invested exclusively in unaffiliated mutual funds, none of which are advised by the Firm.

Ethical Principles

Unlawful Actions

Access persons must comply with all applicable federal securities laws.  As part of this requirement, all supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client to:

(a)	employ any device, scheme or artifice to defraud a client;
(b)
make any untrue statement of a material fact to the Funds or omit to state a material fact necessary in order to make the statements made to the Funds, in light of circumstances under which they are made, not misleading;

(c)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon on the Funds;
(d)	engage in any manipulative practice with respect to the Funds;
(e)	engage in any manipulative practice with respect to securities including price manipulation;
(f)	induce or cause a Fund to take action or to fail to take action, for personal benefit rather than for the benefit of the Fund;
(g)	use knowledge of portfolio transactions of a Fund for your personal benefit or the personal benefit of others;
(h)	violate the anti-fraud provisions of the federal or state securities laws.

Fair Dealing

1.
Each Access Person shall act at all times in good faith, responsibly, with honesty and integrity, and with due care, competence and diligence without misrepresenting material facts or allowing such Access Persons independent judgment to be subordinated.

2.
No Access Person shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts or any other unfair dealing, or any other unfair dealing.

3.
Each Access Person shall at all times proactively promote ethical behavior as a responsible partner among peers in the Access Persons work environment, and shall not tolerate any form of harassment, whether based on race, color, religion, gender, national origin, age, disability, veteran status, pregnancy, or sexual orientation.

Conflicts of Interest

4.
Each Access Person shall avoid at all times actual or apparent conflicts of interest between Access Personal and professional relationships.  A conflict of interest occurs when an individual’s private interest is different from the interests of MILLC as a whole.  Conflict situations include but are not limited to:

•
When an Access Person or a member of his or her family, will benefit personally from, or has a beneficial ownership in, something the director, officer, employee or outside consultant does or fails to do that is not in the best interests of MILLC.

•	When an Access Person takes actions or has interests that may make it difficult to perform his or her work for MILLC objectively and effectively.

When an Access Person or a member of his or her family, receives personal benefits from someone other than MILLC as a result of his or her position in the company.

5.
No Access Person or any member of his or her immediate family shall at any time enter into employment positions, consulting arrangements, ownership interests, or other activity that may create an actual or apparent conflict of interest between his personal interests and either (a) the interests of MILLC, or (b) his ability to perform his duties and responsibilities for MILLC.

6.
No Access Person or member of his or her immediate family shall solicit or accept any personal benefit for any outside concern from which MILLC secures goods or services, which is a customer of MILLC, or which is a competitor of MILLC, or which is a regulatory agency having jurisdiction over MILLC, except only loans from financial institutions on the terms available generally and entertainment appropriate to the business relationship, extended in the ordinary course of business, and not intended to influence the actions of the Access Person of MILLC.

7.
No Access Person or any member of his or her immediate family shall enter into any contract with MILLC or any of its affiliates relating to buying, leasing or selling any property or any similar transaction.

8.	Each Access Person shall comply at all times with all conflict of interest policies adopted by MILLC from time to time.

9.
Each Access Person shall immediately disclose to the Chief Compliance Officer of MILLC any material transaction or relationship that reasonably could be expected to give rise to any conflict of interest, whether real or perceived.

Company Information and Confidentiality

10.
Any information disclosed by each Access Person in performance of his or her duties shall be full, fair, complete, accurate, objective, relevant, timely, understandable, and not misleading.  Each Access Person shall share at all times all important and relevant knowledge  (a) with Access Persons to whom such Access Person reports, and (b) as in appropriate with persons reporting to such Access Person.

11.
Each Access Person shall maintain at all times the confidentiality of information acquired in the course of his or her work except when authorized by MILLC or otherwise legally obligated to disclose.  No confidential information acquired in the course of work shall be used by any Access Person for any personal advantage, whether real or perceived. All Access Persons shall comply with all confidentiality policies adopted by MILLC from time to time, including but not

12.	limited to the MILLC Confidentiality Agreement as may be amended or replaced from time to time, and with all confidentiality provisions in agreements to which they or MILLC are parties.

13.
Each Access Person shall document and report all business and financial transactions in accordance with MILLC internal control procedures.  No Access Person shall create misleading records or falsify or improperly destroy MILLC records.

Compliance with Laws, Rules and Regulations (including Insider Trading Laws, Personal Securities Transaction rules etc…

14.
All Access Persons of MILLC are required to provide a statement of their personal Covered Securities holdings immediately upon employment to the Chief Compliance Officer for review and at least annually thereafter. Said statement of holdings should be current as of a date no more than 45 days prior to becoming an employee.  Such statement shall include the following information:

•	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;
•
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

•	The date that the report is submitted by the Access Person.

In addition to the annual holdings statements all Access Persons are required to provide quarterly reports of all Covered Securities transactions no later than 30 days after the close of the calendar quarter.

Additionally, with respect to any account established by an Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person.  Such statement shall include the following information:
•	The name of the broker, dealer or bank with whom the Access Person established the account;
•	The date the account was established; and
•	The date that the report is submitted by the Access Person.

MILLC will identify all Access Persons who are required to provide such statements of personal Covered Securities holdings and will inform those Access Persons of their reporting obligations.  Each statement/report will be dated upon receipt, reviewed for violations and initialed by the CCO.

15.	All Access Persons of MILLC shall request the Managers approval before investing in an initial public offering (IPO), any Limited Offerings, private

16.	placement, or stock listed on the MILLC Watchlist as updated and reported to all employees on a periodic basis but not less than quarterly.

17.
Each Access Person shall comply at all times with all rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies, including but not limited to regulations promulgated by the U.S. Defense Department and other U.S. Government Agencies (“Laws”). In the event that the Access Person is ever unsure of any such laws, the Access Person shall consult the Chief Compliance Officer of MILLC prior to taking any action.

18.
Each Access Person and every member of his or her immediate family shall not at any time buy or sell any security of MILLC, as detailed in the MILLC Watchlist as updated and reported to all employees periodically,  while aware of any material, non-public information relating to MILLC or the security.  Each Access Person and all members or his or her immediate family shall refrain from any trading in any MILLC security during black out periods that may from time to time be imposed and shall comply with all MILLC policies and SEC requirements relating to the trading of MILLC securities during non-blackout periods.  All Access Persons shall comply with all MILLC trading policies adopted by MILLC from time to time.

19.
All Access Persons shall cooperate fully with the individual(s) responsible for preparing reports filed with the United States Security and Exchange Commission (“SEC”) and all other materials that are made available to the investing public to make sure those individual(s) are aware in a timely manner of all information that might have to be disclosed in those reports or other materials or that might affect the way in which information is disclosed in them.

Corporate Opportunities

20.	Access Persons owe a duty to MILLC to advance its legitimate interests when the opportunity to do so arises. No Access Person shall:

•	take for him or herself personally any opportunity of which he or she becomes aware, or to which he or she obtains access, through the use of corporate property, information or position;

•
make it possible for someone other than MILLC to take advantage of an opportunity in any of MILLC' areas of business of which the Access Person becomes aware in the course of his or her activities on behalf of MILLC, unless MILLC has expressly decided not to attempt to take advantage of the opportunity;

•	otherwise use corporate property, information, or position for Access Personal gain; or

compete with MILLC generally or with regard to specific transactions or opportunities.

Improper Use of Corporate Funds or Assets

21.	Each Access Person shall achieve at all times responsible use of and control over all assets and resources applied or entrusted to the Access Person.

22.	Each Access Person shall safeguard against theft, loss or misuse any and all property of MILLC in the custody or possession of such Access Person.

23.	The following uses of corporate funds or assets are prohibited:

•
Direct or indirect payments, gifts, contributions or offers, or promises of anything of value in the nature of bribes, gratuities, payoffs or kickbacks to domestic or foreign governments, government agencies, business organizations or individuals, or any other effort to obtain favors, including but not limited to inducements to procure orders for the sales of MILLC’ goods or services.  The giving of lawful customer discounts and allowances in the ordinary course of business are not prohibited by this Code of Ethics provided such discounts and allowances are properly approved and documented.

•	Gifts or gratuities in excess of $100 per individual recipient are prohibited without the express consent of the Chief Compliance Officer.

•
Commissions, fees or similar payments which are not reasonably related in value to the services rendered or commissions, fees or similar payments made in exchange for the services rendered which are illegal, improper or in any manner inviolate this code.

•
Direct or indirect contributions of money, property or resources to the campaign of a candidate for office in the federal government or in any U.S. political party, other than is permitted by applicable laws.  Since the laws of states and various foreign countries vary as to the legality of corporate political contributions, all requests for such contributions should be referred to the Chief Compliance Officer of MILLC.  It is legal and appropriate for individual Access Persons to make political contributions with their personal funds and on their own behalf; however, such contributions shall not be reimbursed directly or indirectly by MILLC.

•
Use of assets, funds or resources of MILLC by Access Persons or members of their family, which is personal, or not in the furtherance of the business of MILLC, or payment by MILLC of Access Personal expenses

•	of Access Persons or members of their family, without the express consent of one’s immediate supervisor.

24.
The use of brokers, consultants, distributors, and agents to assist or counsel in the procurement of contracts and the payment of reasonable fees for their services are within the bounds of ordinary business practice and are not contrary to this Code of Ethics.  However such brokers, consultants, distributors, and agents must perform a bona fide function and actually render bona fide services for MILLC.  Such individuals are not to be directly or indirectly related to or subject to the control of a customer, prospective customer, or it’s managing agents or employees.

Recordkeeping Requirements

25.	MILLC will maintain the following records:

1.	A copy of each code that has been in effect at any time during the past five years.
2.	A record of any violation of The Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violations occurred.
3.	A record of all written acknowledgments of receipt of the Code and amendments for each person who is currently or within the past five years was a supervised person.
4.	Holdings and transactions reports/statements made pursuant to The Code including any brokerage confirmation and account statements made in lieu of the reports.
5.
A record of any decision and supporting reason for approving pre approval requests, and/or other exceptions to The Code, on file for at least five years after the end of the fiscal year in which approval was granted.

6.	A record of all Access Persons and persons responsible for reviewing reports within the past five years.

Compliance and Enforcement

26.
Each Access Person shall be held accountable to full compliance of this Code of Ethics.  In the event that any Access Person is determined to have violated this Code of Ethics, such violation shall be reported to the Manager and that Access Person shall be subject to all disciplinary action available, including but not limited to immediate termination of employment by MILLC for cause and possible legal prosecution.

27.
Any Access Person, upon receipt of any information of a possible violation of this Code of Ethics, shall immediately report the same.  Possible violations may be reported orally or in writing and may be reported anonymously.  Failure to report a violation can lead to disciplinary action against the Access Person who failed to

28.	report the violation, which may be as severe as the disciplinary action against the Access Person who committed the violation.

29.
Normally, a possible violation of this Code of Ethics by an employee other than the Access Person should be reported to the Supervisor of the employee who commits the violation.  That supervisor shall inform the Manager of such report.    However, any employee may report and possible violation directly to the Manager.

30.
The identity of the Access Person who reports a possible violation of this Code of Ethics by another Access Person will be kept confidential, except to the extent the reporting Access Person consents to be identified. Or the identification of that reporting Access Person is required by law.

31.	MILLC shall not allow retaliation for reports of possible violations made in good faith.

32.
If doubt exists as to the scope or applicability of this Code of Ethics in any particular future instance, the matter shall be reviewed in advance with the Chief Compliance Officer.   The Access Person making the request shall be advised what action, if any, is appropriate under the circumstances.

Change in or Waiver of the Code of Ethics

33.	Any waiver of any provisions of this Code of Ethics must be approved by the Chief Compliance Officer of MILLC.

34.
No waiver of any provision of this Code of Ethics with respect to an Access Person will be effective until that waiver has been reported to the individual responsible for the preparation and filing of MILLC’ Form ADV, or any additional required reports, in sufficient detail.

35.
Any change in or amendment to this Code of Ethics must be approved jointly by the Manager and the Chief Compliance Officer and will be reported in filings with the SEC to the full extent required by the rules of the SEC and by any other regulatory agency.

Execution Certificate

In my role as an Access Person of MILLC, I certify to the management of MILLC that I adhere to and advocate the above principles and responsibilities governing my professional and ethical conduct.

In addition I certify that I have read and will abide by the most current MILLC Investment Adviser Policies and Procedures Manual and initial here to indicate such:

I also certify that I have read and will abide by the Confidential Information and Inventions Assignment Agreement, which is attached hereto as Addendum A and incorporated by reference herein.

______________________________
Access Person, signature

______________________________
Access Person, printed name

Date:__________________________

______________________________
Chief Compliance Officer / MILLC
Date:__________________________